Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statements No. 333-76940 and 333-136653 on Form S-8 of our reports relating to the consolidated financial statements and the related schedule of Nam Tai Electronics, Inc. and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated March 13, 2009, appearing in the annual report on Form 20-F of the Company for the year ended December 31, 2008.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Hong Kong March 13, 2009